SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G


                            GREKA Energy Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    716456306
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                  July 5, 2002
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:


     [ ] RULE 13d-1(b)
     [X] RULE 13d-1(c)
     [ ] RULE 13d-1(d)

CUSIP NO. 716456306                                                  Page 2 of 9
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Partners Small Cap Value, L.P. 13-3688497
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:  Delaware
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      112,460 Shares
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      112,460 Shares
                              --------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person :
         112,460 Shares
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         2.4% of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------


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CUSIP NO. 716456306                                                  Page 3 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value, L.P. I 13-3953291
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
  (a)
  (b) [X] Reporting Person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4)  Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      157,880 Shares
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      157,880 Shares
                              --------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         157,880 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         3.4% of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person: PN
-------------------------------------------------------------------------------

CUSIP NO. 716456306                                                  Page 4 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Cayman Islands
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      70,960 Shares
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      70,960 Shares
                              --------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         70,960 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         1.5% of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------

CUSIP NO. 716456306                                                  Page 5 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

     Wynnefield Capital Management, LLC 13-4018186
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: New York
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      270,340 Shares (1)
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      270,340 Shares (1)
                              --------------------------------------------------
                              8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
      270,340 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
      5.8% of Common Stock (1)
-------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
-------------------------------------------------------------------------------


(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 716456306                                                  Page 6 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital, Inc. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Cayman Islands
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      70,960 Shares (1)
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      70,960 Shares (1)
                              --------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         70,960 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         1.5% of Common Stock (1)
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------


(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).  Name of Issuer:

         GREKA Energy Corporation

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         630 Fifth Avenue, Suite 1501, New York, New York 10111
         -------------------------------------------------------------------


ITEM 2(a).  Names of Persons Filing:

         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------


ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         Partners and Partners I are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

         Common Stock, No Par Value
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  716456306
                           ---------

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

     None of the reporting persons is an entity specified in Rule
13d-1(b)(1)(ii).

ITEM 4.  Ownership:

(a) Amount beneficially owned by all reporting persons:  341,300 Shares
(b) Percent of class:  7.3% of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)   sole power to vote or to direct the vote:
                  341,300 Shares
         (ii)  shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:
                  341,300 Shares
         (iv)  shared power to dispose or to direct the disposition
----

ITEM 5.  Ownership of five percent or less of a class.

         Not applicable.

ITEM 6.  Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   November 8, 2002
                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                             By:  Wynnefield Capital Management, LLC,
                                  General Partner

                                  By:/s/Nelson Obus
                                     -------------------------------------------
                                     Nelson Obus, Managing Member


                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                             By:  Wynnefield Capital Management, LLC,
                                  General Partner

                                  By:/s/Nelson Obus
                                     -------------------------------------------
                                     Nelson Obus, Managing Member


                             WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                             By:  Wynnefield Capital, Inc.


                                  By:/s/Nelson Obus
                                     -------------------------------------------
                                     Nelson Obus, President

                             WYNNEFIELD CAPITAL MANAGEMENT, LLC

                             By: /s/Nelson Obus
                                 -----------------------------------------------
                                 Nelson Obus, Managing Member


                             WYNNEFIELD CAPITAL, INC.

                             By: /s/Nelson Obus
                                 -----------------------------------------------
                                 Nelson Obus, President